Exhibit 99.1

Vince Holding Corp. Reports Third Quarter 2020 Results

NEW YORK, New York – December 21, 2020 – Vince Holding Corp. (NYSE:VNCE), a leading global contemporary group (“Vince” or the “Company”), today reported its financial results for the third quarter of fiscal year 2020 ended October 31, 2020.

In this press release, the Company is presenting its financial results in conformity with U.S. generally accepted accounting principles ("GAAP") as well as on an "adjusted" basis.  Adjusted results presented in this press release are non-GAAP financial measures.  See "Non-GAAP Financial Measures" below for more information about the Company's use of non-GAAP financial measures and Exhibit 3 to this press release for a reconciliation of GAAP measures to such non-GAAP measures.

Highlights for the third quarter ended October 31, 2020:

•	Net sales decreased 34.0% to $69.0 million as compared to $104.5 million in the same period last year.
•	Gross margin rate was 45.9% compared to 48.8% in the same period last year.
•

Income from operations was $6.3 million compared to $7.6 million in the same period last year. Excluding costs associated with the acquisition of Rebecca Taylor and Parker, income from operations in the third quarter of fiscal 2019 was $8.3 million.

•	Occupancy expense for the third quarter was positively affected by rent abatements, rent deferrals and rent reductions, totaling $4.2 million, resulting from negotiations with landlords.
•

Net income was $5.0 million or $0.42 per diluted share compared to a net income of $6.0 million or $0.50 per diluted share in the same period last year. Net income for the third quarter of fiscal 2020 reflects the $4.2 million, or $0.36 per share benefit of the aforementioned rent concessions. Excluding costs associated with the acquisition of Rebecca Taylor and Parker, net income in the third quarter of fiscal 2019 was $6.7 million or $0.56 per diluted share.

•	Subsequent to the end of the third quarter the Company closed the Third Lien Credit Facility resulting in excess availability of $42.3 million as of December 11, 2020.

David Stefko, Interim Chief Executive Officer and Chief Financial Officer, commented, “We saw sequential improvement in our sales trends and delivered an operating profit, even excluding the benefit of rent concessions, through prudent cost management in the third quarter.  This sequential improvement in direct-to-consumer sales and gross margin continued into the fourth quarter as we entered the holiday season.  While the current environment remains difficult, Vince remains a top performing brand in the contemporary luxury segment within our existing wholesale partners with strong customer demand for comfort casual luxury. We are also pleased to see the positive reaction to the brand refresh and merchandising initiatives taking place at Rebecca Taylor.  Our proven ability to re-establish the brand leadership position for Vince, combined with the advancements we are making to restore the DNA of Rebecca Taylor, are generating excitement among our wholesale partners.”

Mr. Stefko continued, “Looking ahead, we believe that we have the liquidity in place to continue to navigate through the challenges presented by the COVID pandemic.   For Vince, we are well-positioned to gain further market share and advance our strategic initiatives as we emerge from the pandemic.  For Rebecca Taylor, we remain enthusiastic about the long term growth opportunity given the brand’s strong recognition within the contemporary luxury apparel space.”

For the third quarter ended October 31, 2020:

•	Total Company net sales decreased 34.0% to $69.0 million compared to $104.5 million in the third quarter of fiscal 2019.

•

Gross profit was $31.7 million, or 45.9% of net sales, compared to gross profit of $51.0 million, or 48.8% of net sales, in the third quarter of fiscal 2019. The decrease in the gross margin rate was primarily due to increased promotional activity and channel mix partially offset by lower sales allowances.

•

Selling, general, and administrative expenses, were $25.4 million, or 36.8% of sales, compared to $43.4 million, or 41.6% of sales, in the third quarter of fiscal 2019. The decrease in SG&A dollars was primarily the result of lower payroll and compensation expense, landlord rent concessions, reduced marketing spend and prudent expense management.

•

Income from operations was $6.3 million compared to income from operations of $7.6 million in the same period last year. Excluding costs associated with the acquisition of Rebecca Taylor and Parker, income from operations in the third quarter of fiscal 2019 was $8.3 million.

•

Net income was $5.0 million or $0.42 per diluted share compared to a net income of $6.0 million or $0.50 per diluted share in the same period last year. Net income in fiscal 2020 reflects the $4.2 million, or $0.36 per share benefit of the aforementioned rent concessions. Excluding costs associated with the acquisition of Rebecca Taylor and Parker, net income in the third quarter of fiscal 2019 was $6.7 million or $0.56 per diluted share.

•	The Company ended the quarter with 70 company-operated Vince and Rebecca Taylor stores, a net increase of 1 store since the third quarter of fiscal 2019.

Vince

•	Net sales decreased 28.7% to $61.6 million as compared to the third quarter of fiscal 2019.
•	Wholesale segment sales decreased 24.2% to $38.7 million compared to the third quarter of fiscal 2019.
•	Direct-to-consumer segment sales decreased 35.4% to $22.8 million compared to the third quarter of fiscal 2019.
•	Income from operations excluding unallocated corporate expenses was $15.9 million compared to $22.6 million in the same period last year.

Rebecca Taylor and Parker

•	Net sales decreased 58.9% to $7.5 million as compared to the third quarter of fiscal 2019.
•	Loss from operations was $1.9 million compared to a loss of $1.5 million in the same period last year.

Net Sales and Operating Results by Segment:

	Three Months Ended
	October 31,	November 2,
(in thousands)	2020	2019**
Net Sales:
Vince Wholesale	$38,746	$51,102
Vince Direct-to-consumer	22,822	35,302
Rebecca Taylor and Parker	7,454	18,135
Total net sales	$69,022	$104,539

Income (loss) from operations:
Vince Wholesale	$16,027	$18,497
Vince Direct-to-consumer	(141)	4,133
Rebecca Taylor and Parker	(1,907)	(1,506)
Subtotal	13,979	21,124
Unallocated corporate*	(7,715)	(13,574)
Total income from operations	$6,264	$7,550

* Unallocated corporate expenses are related to the Vince brand and are comprised of selling, general and administrative expenses attributable to corporate and administrative activities (such as marketing, design, finance, information technology, legal and human resource departments), and other charges that are not directly attributable to the Company’s Vince Wholesale and Vince Direct-to-consumer reportable segments.

**Fiscal 2019 amounts reflect the retrospective combination of the entities.

Financing Activities

As disclosed in the December 14, 2020 press release, the Company entered into a $20 million Third Lien Credit Facility with SK Financial Services, LLC (“SK Financial”) on December 11, 2020.  Interest and fees under the Third Lien Credit Facility are payable in kind.  Proceeds from this facility were used to pay down borrowings under the Company’s existing Revolving Credit Facility. SK Financial is an affiliate of Sun Capital Partners, Inc. (“Sun Capital”), whose affiliates own approximately 72% of the Company’s common stock.  The Third Lien Credit Facility was reviewed and approved by the Special Committee of the Company’s Board of Directors, consisting solely of directors not affiliated with Sun Capital, which was represented by independent legal advisors.

In addition, on December 11, 2020, the Company entered into amendments to its existing Revolving Credit Facility and to its existing Term Loan Credit Facility.  The amendments, among others, extended the period during which the testing under a financial covenant is suspended, lowered the fixed charge coverage ratio to be maintained thereafter, extended the applicability of certain revised eligibility criteria for trade receivables and waived certain term loan amortization payments. For more information about the Third Lien Credit Facility as well as the amendments to the Term Loan Facility and the Revolving Credit Facility, please refer to the Company’s current report on Form 8-K filed with the Securities and Exchange Commission on December 14, 2020.

After giving effect to the closing of the Third Lien Credit Facility on December 11, 2020, the Company had excess availability of $42.3 million under its Revolving Credit Facility.

Inventory

Net inventory at the end of the third quarter of fiscal 2020 was $88.6 million compared to $71.6 million at the end of the third quarter of fiscal 2019. The Company continued to work through seasonal inventory through promotions and will continue to move product through a combination of promotional activity, its outlet stores and the off-price channel.

Outlook

Due to the uncertainty related to the impact of the COVID-19 pandemic, the Company is not providing an outlook for fiscal 2020, as previously announced.

The COVID-19 pandemic remains volatile and continues to evolve on a daily basis, which could negatively affect the outcome of the measures intended to address its impact and/or our current expectations of the Company’s future business performance.

2020 Third Quarter Earnings Conference Call

A conference call to discuss the third quarter results will be held today, December 21, 2020, at 4:30 p.m. ET, hosted by Vince Holding Corp. Interim Chief Executive Officer and Chief Financial Officer, David Stefko. During the conference call, the Company may make comments concerning business and financial developments, trends and other business or financial matters. The Company's comments, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.

Those who wish to participate in the call may do so by dialing (833) 392-0629, conference ID 6757388. Any interested party will also have the opportunity to access the call via the Internet at http://investors.vince.com/. To listen to the live call, please go to the website at least 15 minutes early to register and download any necessary audio software. For those who cannot listen to the live broadcast, a recording will be available for 12 months after the date of the event. Recordings may be accessed at http://investors.vince.com.

Non-GAAP Financial Measures

In addition to reporting financial results in accordance with GAAP, the Company has provided, with respect to financial results relating to nine months ended October 31, 2020, adjusted operating income (loss), adjusted income (loss) before income taxes, adjusted income taxes, adjusted net income (loss) and adjusted earnings (loss) per share, which are non-GAAP measures, in order to eliminate the effect of non-cash asset impairment charges and the TRA adjustment. In addition, with respect to financial results relating to the third quarter and nine months ended November 2, 2019, adjusted operating income (loss), adjusted income (loss) before income taxes, adjusted income taxes, adjusted net income (loss) and adjusted earnings (loss) per share, which are non-GAAP measures, in order to eliminate the effect on operating results of cash asset impairment charges and costs associated with the acquisition of Rebecca Taylor and Parker.  The Company believes that the presentation of these non-GAAP measures facilitates an understanding of the Company's continuing operations without the impact associated with the aforementioned items.  While these types of events can and do recur periodically, they are excluded from the indicated financial information due to their impact on the comparability of earnings across periods.  Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.  A reconciliation of GAAP to non-GAAP results has been provided in Exhibit 3 to this press release.

ABOUT VINCE HOLDING CORP.

Vince Holding Corp. is a global contemporary group, consisting of three brands: Vince, Rebecca Taylor and Parker. Vince, established in 2002, is a leading global luxury apparel and accessories brand best known for creating elevated yet understated pieces for every day effortless style. Known for its range of luxury products, Vince offers women’s and men’s ready-to-wear, footwear and accessories through 48 full-price retail stores, 15 outlet stores, and its e-commerce site, vince.com and through its subscription service Vince Unfold, www.vinceunfold.com, as well as through premium wholesale channels globally. Rebecca Taylor, founded in 1996 in New York City, is a high-end women’s contemporary lifestyle brand inspired by beauty in the everyday. The Rebecca Taylor collection is available at 10 retail stores, through our e-commerce site at rebeccataylor.com and through its subscription service Rebecca Taylor RNTD, www.rebeccataylorrntd.com, as well as through high-end department and specialty stores in select international markets. Parker, founded in 2008 in New York City, is a contemporary women’s fashion brand that is trend focused. The Parker collection is available at high-end department and specialty stores in select international markets. Please visit www.vince.com for more information.

Forward-Looking Statements: This document, and any statements incorporated by reference herein, contains forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding, among other things, our current expectations about the Company's future results and financial condition, revenues, store openings and closings, margins, expenses and earnings and are indicated by words or phrases such as “may,” “will,” “should,” “believe,” “expect,” “seek,” “anticipate,” “intend,” “estimate,” “plan,” “target,” “project,” “forecast,” “envision” and other similar phrases. Although we believe the assumptions and expectations reflected in these forward-looking statements are reasonable, these assumptions and expectations may not prove to be correct and we may not achieve the results or benefits anticipated. These forward-looking statements are not guarantees of actual results, and our actual results may differ materially from those suggested in the forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, some of which are beyond our control, including, without limitation: the impact of the novel coronavirus (COVID-19) pandemic on our business, results of operations and liquidity; our ability to continue having the liquidity necessary to service our debt, meet contractual payment obligations, and fund our operations; changes in global economics and credit and financial markets; the expected effects of the acquisition of the Acquired Businesses on the Company; our ability to integrate the Acquired

Businesses with the Company, including our ability to retain customers, suppliers and key employees; our ability to realize the benefits of our strategic initiatives; our ability to maintain our larger wholesale partners; the loss of certain of our wholesale partners; our ability to make lease payments when due; the execution and management of our retail store growth plans; our ability to expand our product offerings into new product categories, including the ability to find suitable licensing partners; our ability to remediate the identified material weakness in our internal control over financial reporting; our ability to optimize our systems, processes and functions; our ability to mitigate system security risk issues, such as cyber or malware attacks, as well as other major system failures; our ability to comply with privacy-related obligations; our ability to comply with domestic and international laws, regulations and orders; changes in laws and regulations; our ability to ensure the proper operation of the distribution facilities by third-party logistics providers; our ability to anticipate and/or react to changes in customer demand and attract new customers, including in connection with making inventory commitments; our ability to remain competitive in the areas of merchandise quality, price, breadth of selection and customer service; our ability to keep a strong brand image; our ability to attract and retain key personnel; our ability to protect our trademarks in the U.S. and internationally; the execution and management of our international expansion, including our ability to promote our brand and merchandise outside the U.S. and find suitable partners in certain geographies; our current and future licensing arrangements; the extent of our foreign sourcing; fluctuations in the price, availability and quality of raw materials; commodity, raw material and other cost increases; our reliance on independent manufacturers; seasonal and quarterly variations in our revenue and income; further impairment of our goodwill and indefinite-lived intangible assets; competition; other tax matters; and other factors as set forth from time to time in our Securities and Exchange Commission filings, including those described under “Item 1A—Risk Factors” in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We intend these forward-looking statements to speak only as of the time of this release and do not undertake to update or revise them as more information becomes available, except as required by law.

Investor Relations Contact:

ICR, Inc.
Jean Fontana, 646-277-1214
Jean.fontana@icrinc.com

Vince Holding Corp. and Subsidiaries	Exhibit (1)
Condensed Consolidated Statements of Operations
(Unaudited, amounts in thousands except percentages, share and per share data)

	Three Months Ended		Nine Months Ended
	October 31,	November 2,	October 31,	November 2,
	2020	2019*	2020	2019*
Net sales	$69,022	$104,539	$145,062	$270,779
Cost of products sold	37,368	53,542	84,068	138,536
Gross profit	31,654	50,997	60,994	132,243
as a % of net sales	45.9%	48.8%	42.0%	48.8%
Impairment of goodwill and intangible assets	—	—	13,848	19,491
Impairment of long-lived assets	—	—	13,026	641
Selling, general and administrative expenses	25,390	43,447	91,282	129,200
as a % of net sales	36.8%	41.6%	62.9%	47.7%
Income (loss) from operations	6,264	7,550	(57,162)	(17,089)
as a % of net sales	9.1%	7.2%	(39.4)%	(6.3)%
Interest expense, net	1,259	1,326	3,306	3,906
Other (income) expense, net	(1)	7	(2,304)	126
Earnings (loss) before income taxes	5,006	6,217	(58,164)	(21,121)
Provision for income taxes	43	216	113	167
Net earnings (loss)	$4,963	$6,001	$(58,277)	$(21,288)
Earnings (loss) per share:
Basic earnings (loss) per share	$0.42	$0.51	$(4.96)	$(1.83)
Diluted earnings (loss) per share	$0.42	$0.50	$(4.96)	$(1.83)
Weighted average shares outstanding:
Basic	11,796,860	11,679,380	11,758,327	11,660,710
Diluted	11,807,498	11,967,757	11,758,327	11,660,710

* November 2, 2019 amounts reflect the retrospective combination of the entities.

Vince Holding Corp. and Subsidiaries	Exhibit (2)
Condensed Consolidated Balance Sheets
(Unaudited, amounts in thousands)
	October 31,	February 1,	November 2,
	2020	2020	2019*
ASSETS
Current assets:
Cash and cash equivalents	$704	$466	$838
Trade receivables, net	32,862	40,660	38,825
Inventories, net	88,552	66,393	71,611
Prepaid expenses and other current assets	4,407	6,725	10,845
Total current assets	126,525	114,244	122,119
Property and equipment, net	18,228	25,274	26,118
Operating lease right-of-use assets	96,187	94,632	93,642
Intangible assets, net	76,655	81,533	81,697
Goodwill	31,973	41,435	41,435
Deferred income taxes and other assets	4,886	5,184	4,195
Total assets	$354,454	$362,302	$369,206

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$43,497	$43,075	$35,083
Accrued salaries and employee benefits	7,200	9,620	7,449
Other accrued expenses	14,794	14,194	14,256
Short-term lease liabilities	20,386	20,638	20,275
Short-term borrowings	—	—	19,099
Current portion of long-term debt	—	2,750	2,750
Total current liabilities	85,877	90,277	98,912
Long-term debt	92,823	48,680	43,469
Long-term lease liabilities	101,744	90,211	89,825
Other liabilities	864	2,354	58,444
Stockholders' equity	73,146	130,780	78,556
Total liabilities and stockholders' equity	$354,454	$362,302	$369,206

* November 2, 2019 amounts reflect the retrospective combination of the entities.

Vince Holding Corp. and Subsidiaries	Exhibit (3)
Reconciliation of GAAP to Non-GAAP measures
(Unaudited, amounts in thousands)
	For the three months ended October 31, 2020
	As Reported (GAAP)	Long-lived Assets Impairment Charge	Goodwill and Intangibles Impairment Charge	TRA Adjustment	Cost Associated with Acquisition	As Adjusted (Non-GAAP)

Earnings from operations	$6,264	$—	$—	$—	$—	$6,264
Interest expense, net	1,259	—	—	—	—	1,259
Other (income) expense, net	(1)	—	—	—	—	(1)
Earnings before income taxes	5,006	—	—	—	—	5,006
Provision for income taxes	43	—	—	—	—	43
Net earnings	$4,963	$—	$—	$—	$—	$4,963
Earnings per share	$0.42	$—	$—	$—	$—	$0.42	(1)

	For the three months ended November 2, 2019*
	As Reported (GAAP)	Long-lived Assets Impairment Charge	Goodwill and Intangibles Impairment Charge	TRA Adjustment	Cost Associated with Acquisition	As Adjusted (Non-GAAP)

Earnings from operations	$7,550	$—	$—	$—	$(718)	$8,268
Interest expense, net	1,326	—	—	—	—	1,326
Other (income) expense, net	7	—	—	—	—	7
Earnings before income taxes	6,217	—	—	—	(718)	6,935
Provision for income taxes	216	—	—	—	—	216
Net earnings	$6,001	$—	$—	$—	$(718)	$6,719
Earnings per share	$0.50	$—	$—	$—	$(0.06)	$0.56	(2)

(1) Based on weighted-average shares outstanding of 11,807,498 for the three months ended October 31, 2020

(2) Based on weighted-average shares outstanding of 11,967,757 for the three months ended November 2, 2019.

* November 2, 2019 amounts reflect the retrospective combination of the entities.

	For the nine months ended October 31, 2020
	As Reported (GAAP)	Long-lived Assets Impairment Charge	Goodwill and Intangibles Impairment Charge	TRA Adjustment	Cost Associated with Acquisition	As Adjusted (Non-GAAP)

Loss from operations	$(57,162)	$(13,026)	$(13,848)	$—	$—	$(30,288)
Interest expense, net	3,306	—	—	—	—	3,306
Other (income) expense, net	(2,304)	—	—	(2,320)	—	16
(Loss) income before income taxes	(58,164)	(13,026)	(13,848)	2,320	—	(33,610)
Provision for income taxes	113	—	—	—	—	113
Net (loss) earnings	$(58,277)	$(13,026)	$(13,848)	$2,320	$—	$(33,723)
(Loss) earnings per share	$(4.96)	$(1.11)	$(1.18)	$0.20	$—	$(2.87)	(3)

	For the nine months ended November 2, 2019*
	As Reported (GAAP)	Long-lived Assets Impairment Charge	Goodwill and Intangibles Impairment Charge	TRA Adjustment	Cost Associated with Acquisition	As Adjusted (Non-GAAP)

Loss from operations	$(17,089)	$(641)	$(19,491)	$—	$(718)	$3,761
Interest expense, net	3,906	—	—	—	—	3,906
Other (income) expense, net	126	—	—	—	—	126
Loss before income taxes	(21,121)	(641)	(19,491)	—	(718)	(271)
Provision for income taxes	167	—	—	—	—	167
Net loss	$(21,288)	$(641)	$(19,491)	$—	$(718)	$(438)
Loss per share	$(1.83)	$(0.05)	$(1.67)	$—	$(0.06)	$(0.04)	(4)

(3) Based on weighted-average shares outstanding of 11,758,327 for the six months ended October 31, 2020, which excludes the effect of dilutive equity securities.

(4) Based on weighted-average shares outstanding of 11,660,710 for the six months ended November 2, 2019, which excludes the effect of dilutive equity securities.

* November 2, 2019 amounts reflect the retrospective combination of the entities.